Exhibit 10.12
SECOND AMENDED AND RESTATED
JOINT OPERATING AGREEMENT
BY AND AMONG
YORK PARTNERSHIP HOLDINGS, LLC,
A DELAWARE LIMITED LIABILITY COMPANY,
THE YORK NEWSPAPER COMPANY,
A PENNSYLVANIA GENERAL PARTNERSHIP,
YORK NEWSPAPERS HOLDINGS, L.P.,
A DELAWARE LIMITED PARTNERSHIP
AND
YORK DISPATCH PUBLISHING COMPANY, LLC,
A DELAWARE LIMITED LIABILITY COMPANY
JUNE 30, 2007

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THIS SECOND AMENDED AND RESTATED JOINT OPERATING AGREEMENT
(this “Agreement” or “JOA”) is dated as of June 30, 2007 by and among York Partnership Holdings, LLC, a Delaware limited liability company (“YPHLLC”), The York Newspaper Company, a Pennsylvania general partnership (the “General Partnership”), York Newspapers Holdings, L.P., a Delaware limited partnership (the “Limited Partnership”) and York Dispatch Publishing Company, LLC, a Delaware limited liability company (“YDPC”).
          WHEREAS, York Daily Record, a daily newspaper, is published Monday through Saturday, York Sunday News, a weekly newspaper, is published on Sunday, and The York Dispatch, a daily newspaper, is published Monday through Friday, except for legal holidays, all in York, Pennsylvania (collectively the “Newspapers”);
          WHEREAS, York Newspapers, Inc., a Delaware corporation (“YNI”), the General Partnership and York Daily Record, Inc., a Delaware corporation (“YRI”), previously entered into a Joint Operating Agreement dated January 13, 1989, (the “1989 JOA”), pursuant to which the General Partnership prior to the date thereof managed and operated the Newspapers, except for the news and editorial departments of each Newspaper, which have remained separate and independent;
          WHEREAS, YNI and the General Partnership, effective April 30, 2004, amended various provisions of the 1989 JOA, restated it in its entirety, and supplemented it, as therein provided, and York Newspapers Holdings, Inc., a Delaware corporation (“YNHI”), the Limited Partnership and YDPC became additional parties to that agreement and YRI ceased to be a party to that agreement (the “2004 Amended and Restated JOA”);

          WHEREAS, simultaneously with the execution of the 2004 Amended and Restated JOA, YNI, YDPC and certain other parties effectuated certain other transactions which are described therein;
          WHEREAS, the purpose and intent of the 2004 Amended and Restated JOA was to provide a plan of common operation of the Newspapers, so as to (1) provide efficient newspaper operations, (2) produce high quality newspapers that would be attractive to readers and advertisers and (3) maintain the separate identities and free editorial and news voices of the Newspapers;
          WHEREAS, pursuant to the 2004 Amended and Restated JOA, the parties continued to maintain as separate and independent the respective news and editorial operations of the Newspapers consistent with the requirements of the Newspaper Preservation Act, 15 U.S.C. §§ 1801 et seq.;
          WHEREAS, effective June 30, 2005, YNI and YNHI were both merged into Hanover Publishing Company, a Delaware corporation, which then changed its name, as the surviving corporation of the merger, to Pennsylvania Newspapers Publishing, Inc. (“PNPI”);
          WHEREAS, just prior to the parties’ execution of the December 2005 Amended and Restated Joint Operating Agreement dated as of December 25, 2005 (the “2005 Amended and Restated JOA”), by and between YPHLLC, the General Partnership, the Limited Partnership and YDPC, PNPI was merged into Northwest New Mexico Publishing Company (“NNMPC”), and thereafter NNMPC assigned to YPHLLC all of the general partnership interests it thus held in the Limited Partnership;
          WHEREAS, the parties hereto desire to amend and restate the 2005 Amended and Restated JOA as of the date hereof; and

          WHERAS, immediately following the execution and delivery of this Agreement, YPHLLC will assign (the “Class B Assignment”) all of its Class B Limited Partnership Interests (as defined in the Limited Partnership Agreement) to its parent, Texas-New Mexico Partnership Newspapers Partnership, a Delaware general partnership (“TNMNP”).
          NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties do hereby enter into this Second Amended and Restated Joint Operating Agreement and do hereby agree as follows:
I. THE LIMITED PARTNERSHIP
          A. Formation. YNI, YNHI and YDPC did, effective April 30, 2004 (1) cause the formation of the Limited Partnership and (2) enter into a limited partnership agreement with respect thereto, upon terms mutually agreeable to YNI, YNHI and YDPC (as amended and restated from time to time, the “Limited Partnership Agreement”).
     B. General Partnership Interests of YNI. Effective April 30, 2004, and in return for 57.5% of the general partnership interests in the Limited Partnership (as described in the Limited Partnership Agreement), YNI did contribute the following to the capital of the Limited Partnership:
(1)	its 57.5% general partnership interests in the General Partnership;

(2)	all of its interests in all intangible assets related to York Sunday News other than the York Sunday News masthead and all related trademarks, service marks and URL’s (collectively, the “York Sunday News Non-Masthead Related Intangible Assets”); and

(3)	all of its interest in all intangible assets related to The York Dispatch (other than the York Dispatch Masthead, as hereinafter defined), including, in particular, copyrights, The York Dispatch advertiser and subscriber lists, back issues, morgue and library (collectively, the “York Dispatch Non-Masthead Related Intangible Assets”).
     C. General Partnership Interests of YNHI. Effective April 30, 2004, and in return for 42.5% of the general partnership interests in the Limited Partnership (as described in the Limited Partnership Agreement), YNHI did contribute the following to the capital of the Limited Partnership:
(1)	all of the outstanding membership interests of its subsidiary, York Newspapers Holdings LLC, a Delaware limited liability company (“YNHLC”) (which entity did at the time of such contribution own a 42.5% partnership interest in the General Partnership); and

(2)	all of its interest in the masthead of The York Dispatch and all related trademarks, service marks and URL’s (collectively, the “York Dispatch Masthead”).
     D. Limited Partnership Interest of YDPC. In consideration for its undertakings in this JOA and the Limited Partnership Agreement, YDPC received a limited partnership interest in the Limited Partnership (as described in the Limited Partnership Agreement).
     E. Nature of Partnership Contribution. The assets described in Sections I B and I C were contributed to the Limited Partnership free and clear of all liens, security interests, mortgages and encumbrances of any nature.
     F. Merger of YNI and YNHI into PNIP; Transfer of General Partnership Interest in the Limited Partnership to YPHLLC. As a result of YNI’s and YNHI’s merger into PNPI on June 30, 2005, PPNI, effective that date, became the sole General Partner of the Limited Partnership. Just prior to the execution of the 2005 Amended and Restated JOA, PPNI was merged into NNMPC and thereafter NNMPC assigned the interest it acquired by virtue of that merger as General Partner of the Limited Partnership to YPHLLC, so that YPHLLC is now the sole General Partner of the Limited Partnership.
     G. Management of the Limited Partnership. Except as may otherwise expressly be provided in this Agreement and/or the Limited Partnership Agreement, the Limited Partnership Agreement shall be managed exclusively by YPHLLC as the General Partner of the Limited Partnership (the “General Partner”). To the extent that any provision of this Agreement or the Limited Partnership Agreement or applicable law requires or authorizes the Limited Partnership to perform any obligation, make any determination, give any notice, exercise any right or take any action, YPHLLC shall in its capacity as General Partner of the Limited Partnership be required or authorized to do so on behalf of the Limited Partnership. In doing so, YPHLLC shall, in accordance with the provisions of this Agreement and the Limited Partnership Agreement, as the General Partner, conduct the business and operations of the Limited Partnership, the General Partnership and the Newspapers (including incurring indebtedness of the Limited Partnership and/or General Partnership) in a manner which it believes, in the good faith exercise of business judgment, is in the best interest of the overall economic performance of the Limited Partnership, the General Partnership and the Newspapers considered together and does not have a material adverse impact on the cash flow of the Limited Partnership or the Limited Partnership’s ability to make on a timely basis the cash distributions to YDPC contemplated by Section V J (1) through (3) hereof. Subject to the foregoing, YPHLLC may, subject to such express limitations as may be provided in this Agreement and/or the Limited Partnership Agreement, make reasonable distinctions among the Newspapers regarding the non-editorial business, operations and promotion of each of them that are intended to enhance such overall economic performance. YPHLLC shall have no liability to the Limited Partnership, the General Partnership, YDPC or any other limited partner of the Limited Partnership for any action it may take or fail to take in the absence of bad faith or willful misconduct. Throughout the term of this Agreement, YPHLLC shall also cause the Limited Partnership’s subsidiary, YNHLC, to license to the General Partnership, on a royalty-free basis, all of its interest in all intangible assets related to the York Daily Record (other than York Daily Record masthead and all related trademarks, service marks and URL’s).
     H. Future Capital Contributions; Capital Assets. YDPC and any other limited partners of the Limited Partnership shall have no obligation to make any further contributions to the capital of the Limited Partnership, subject to any express obligation of YDPC under this JOA to reimburse the General Partnership for any expenses paid by the General Partnership on behalf of YDPC in accordance with the provisions of this JOA. YPHLLC shall in the future make such additional contributions to the capital of the Limited Partnership as shall be necessary in its reasonable judgment to (1) fund acquisitions of capital assets necessary for the business and operations of the Limited Partnership and/or the General Partnership; (2) fund acquisitions of capital assets necessary for the business and operations of the editorial departments of each of the Newspapers to the extent such editorial departments’ tangible capital assets on the date hereof require supplementation or replacement, (3) provide the Limited Partnership and the General Partnership with adequate working capital, and (4) ensure that the Limited Partnership has adequate funds to make on a timely basis the cash distributions to YDPC contemplated by Section V J (1) through (3) of this JOA.
     I. Dissolution of Limited Partnership. In the event that prior to the termination of this JOA the Limited Partnership is dissolved, this JOA shall nevertheless continue until the expiration of the term set forth in Section IV hereof unless sooner terminated pursuant to Section VI hereof and YPHLLC or an affiliate thereof shall assume all of the obligations of the Limited Partnership under this JOA.
II. THE GENERAL PARTNERSHIP
     A. Continuation of the General Partnership.
          (1) Simultaneously with the formation of the Limited Partnership, through a series of related transactions, YNHLC acquired the entire 42.5% interest in the General Partnership previously held by Buckner News Alliance, Inc.
          (2) By this JOA, the Limited Partnership and YNHLC shall continue to operate the General Partnership for the purpose of publishing the Newspapers; provided (1) that there shall continue to be no merger, combination or amalgamation of the editorial or reportorial staff of York Daily Record and York Sunday News, on the one hand, and The York Dispatch, on the other hand, (2) that YDPC shall independently determine the editorial, news policy and content of The York Dispatch and (3) that the Limited Partnership shall independently determine the editorial, news policy and content of York Daily Record and York Sunday News.
     B. Name and Place of Business. The General Partnership shall continue to be conducted under the name “York Newspaper Company” from its place of business at 1891 Loucks Road, York, Pennsylvania 17404.
     C. Ownership of and Title to Property. All of the parties hereto hereby confirm and agree that the ownership of and title to all real property and all tangible personal property used in and useful to the General Partnership is exclusively in the General Partnership rather than in any other party to this JOA, jointly or individually, and without regard to whether any property was contributed by any party to this JOA to the General Partnership, was otherwise made available to the General Partnership by any party to this JOA or was otherwise acquired by the General Partnership.
     D. Revenues, Expenses and Obligations. The General Partnership shall receive all income and revenues of the General Partnership and shall pay all expenses incurred or assumed by it. No party hereto shall be or shall become liable upon any contract or other obligation of the General Partnership or any other party hereto, unless such party shall expressly assume such contract or other obligation or liability is imposed by law.
     E. Management of General Partnership. Subject to the provisions of this JOA concerning the editorial independence of the Newspapers and such other limitations as may be expressly set forth in this Agreement and/or the Limited Partnership Agreement, the Limited Partnership shall have complete authority over and exclusive control and management of the business and affairs of the General Partnership. The Limited Partnership may delegate such general or specific authority to the officers and employees of the General Partnership with respect to the business and day-to-day operations of the General Partnership as it may from time to time consider desirable, and the officers and employees of the General Partnership may exercise the authority granted to them. The General Partnership shall indemnify, defend and hold harmless YDPC and the Limited Partnership and its partners (and their respective shareholders, members, partners, directors, officers, employees and agents) from any liability, loss or damage suffered by them by reason of any act or omission by them in connection with the business of the General Partnership; provided, however, that indemnification shall not be available for any claim that results from the willful misconduct of such person or the breach by such person of its obligations under this JOA or other agreements to which such person may be subject. The Limited Partnership shall not be liable, in damages or otherwise, to the General

Partnership or its direct or indirect partners for any act or omission in the absence of willful misconduct.
     F. Dissolution of General Partnership. In the event that prior to the termination of this JOA the General Partnership is dissolved at the election of the general partners of the General Partnership, this JOA shall nevertheless continue until the expiration of the term set forth in Section IV hereof unless sooner terminated pursuant to Section VI hereof and YPHLLC and the Limited Partnership or their successors (or affiliates thereof) shall assume the obligations of the General Partnership under this Agreement.
III. EDITORIAL INDEPENDENCE
     Preservation of the editorial independence of the Newspapers is the essence of this JOA. YPHLLC and YDPC each agree to maintain the separateness of their respective limited liability company identities, as the case may be, and to retain the editorial independence of York Daily Record and York Sunday News, on the one hand, and The York Dispatch, on the other hand. YDPC agrees that neither it nor any affiliate shall have any connection with the news or editorial operations of York Daily Record or York Sunday News. The separate editorial and reportorial staffs of York Daily Record and York Sunday News, on the one hand, and The York Dispatch, on the other hand, shall be independent and shall not be merged, combined or amalgamated, and their editorial policies shall be independently determined. YPHLLC agrees that neither it nor any affiliate shall have any connection with the news or editorial operations of The York Dispatch. Actions of YPHLLC with respect to The York Dispatch shall be confined exclusively to its role as General Partner of the Limited Partnership and in such role to cause the General Partnership to print, sell and distribute the Newspapers, and to solicit and sell advertising space therein, and to perform such other functions as are described in this JOA.

IV. TERM
          Unless sooner terminated in accordance with the terms hereof, this JOA shall continue in effect from the date hereof through the close of business on June 30, 2024. This JOA shall thereupon be automatically renewed for additional five-year terms unless any party hereto gives written notice to the contrary to each of the other parties hereto at least 12 months prior to the end of the then-current term.
V. CONTINUING OPERATIONS
     A. General. On and after the date hereof, the General Partner shall, in accordance with the provisions of this Agreement and the Limited Partnership Agreement, control, supervise, manage and perform all operations (other than the news and editorial operations of the Newspapers) involved in producing, printing, selling and distributing the Newspapers; to determine press runs, press times, page sizes and cutoffs of the Newspapers; to determine whether supplemental products will be distributed in or with one or more Newspapers, including whether and how certain products will be distributed to non-subscribers; to purchase newsprint, materials and supplies as required; to solicit and sell advertising space in the Newspapers; to collect the Newspapers’ circulation and advertising accounts receivable; to provide or make available to each Newspaper such parking, subscriptions, messenger services, and data processing services as are reasonable and appropriate (the costs for which shall be borne by the General Partnership and which shall not be an Editorial Expense); and to make all determinations and decisions and do any and all acts and things necessarily connected with the foregoing activities, including maintaining insurance coverage that is normal and appropriate for similarly-situated businesses. The parties recognize that YPHLLC as General Partner of the Limited Partnership shall, in accordance with the provisions of this Agreement and the Limited Partnership Agreement, have general charge and supervision of the business of the

Newspapers, but shall treat each of the Newspapers as separate and distinct editorial products, and shall have no duties or authority with respect to the news or editorial functions of The York Dispatch.
     B. Production. On and after the date hereof, the General Partner shall cause the Newspapers to be printed on equipment owned or leased by the General Partnership in plant or plants located at such place or places as the General Partner may determine to be appropriate, and all operations under this JOA, except the operation of the Newspapers’ editorial departments, shall be carried on and performed by the General Partnership with equipment from the General Partnership’s plant or plants or by independent contractors or agents selected by the Managing General Partner. During the term of this JOA, YDPC agrees to produce The York Dispatch‘s editorial and news copy, and YPHLLC agrees to produce York Daily Record‘s and York Sunday News‘ editorial and news copy, on equipment which is provided by the General Partnership or which is compatible with the equipment used by the General Partnership in its production facilities.
     C. Advertising and Circulation. On and after the date hereof, the General Partner shall, except as otherwise expressly herein provided, have complete control of and the right to determine the advertising and circulation rates for each of the Newspapers, and the General Partnership shall use its reasonable efforts to sell advertising space in each Newspaper and to sell, promote and distribute each Newspaper as widely as practicable consistent, however, with the objective of enhancing the overall economic performance of the General Partnership and the Newspapers considered together in a manner that does not have a material adverse impact on the cash flow of the General Partnership and the ability of the General Partnership to make on a timely basis the cash distributions to the Limited Partnership necessary to make the distributions to YDPC contemplated by Section V J (1) through (3) hereof, and provided that the General Partnership in its business judgment, may spend disproportionately among the Newspapers with respect to any matter. The General Partner shall be free to select and alter from time to time the national advertising representative(s) for each of the Newspapers and the commission payable to such national advertising representative(s) and any other terms of such arrangement(s) shall be determined by the General Partner.
     D. Newspaper Editions and Comment Section for York Sunday News.The York Daily Record shall be published daily on weekdays and Saturdays, the York Sunday News shall be published on Sunday and The York Dispatch shall be published daily on weekdays other than legal holidays. On legal holidays when The York Dispatch is not published, the York Daily Record shall be distributed to The York Dispatch subscribers. YDPC may, if it elects to do so, at its cost, and as part of its Editorial Expense, prepare a Comment Section of up to one page in length, which will carry the masthead of The York Dispatch and will be inserted in each edition published of York Sunday News and in each edition of the York Daily Record published on legal holidays. The Comment Section shall not contain “hard” or breaking news. The Comment Section may contain opinion material and feature news and may also contain advertising. The Comment Section shall be discrete and separate from the editorial content of York Sunday News.
     E. Office Space and Equipment. On and after the date hereof, the General Partnership shall furnish reasonably adequate office space for the separate use of the York Daily Record, York Sunday News and The York Dispatch editorial departments. Such space shall be furnished with furniture and equipment which in the reasonable judgment of the Managing General Partner is sufficient and technologically adequate for each Newspaper’s news and editorial operations.

     F. Other Services. The parties recognize that in addition to the operations with respect to the Newspapers contemplated by this JOA, the General Partnership may also utilize its production and other facilities, personnel, and agents for any other lawful activities it may deem appropriate, including distributing or otherwise exploiting all manner of news, features, photographs, data or other information, whether constituting all or any portion of the content of printed editions of the Newspapers or otherwise, and regardless of when such editions may have been published, to subscribers and/or non-subscribers of the Newspapers alike, by any and all means the Managing General Partner may deem appropriate, including, but not limited to, all forms of electronic distribution, mail or other forms of delivery, without having to obtain any further authorization or consent from any of the parties hereto, or to additionally compensate such parties, except or as may hereafter be expressly provided: commercial printing, including commercial printing of other newspapers; distribution services; and any other activities not inconsistent with its principal business; provided, however, that such activities shall not unreasonably interfere with the printing or distribution of the Newspapers.
     G. Future Purchases. On and after the date hereof, subject to Section V H hereof, the General Partnership shall be responsible for the purchase of all inventory, supplies, equipment and services as it deems to be necessary or desirable in connection with the operation of the Newspapers and other functions as are described in this JOA. In the event of shortages of inventory, supplies, equipment or services, no Newspaper shall be unfairly favored or discriminated against as regards the other.
     H. News and Editorial Matters. YPHLLC and YDPC shall furnish complete news and editorial services necessary and appropriate for the publication of their respective Newspapers in the manner provided in this JOA.

          (1) Each of YPHLLC and YDPC shall have complete and exclusive control and direction of the editorial department and editorial policies of its respective Newspapers and shall be responsible for and shall bear all of its respective Editorial Expense (as defined below). Without limiting the generality of the foregoing, each of YPHLLC and YDPC shall have the exclusive right to determine the editorial format, dress, makeup and news and feature content of its respective Newspapers (including the content of all advertisements and advertising matter), and each shall have complete control and authority over the editors and editorial staff of its respective Newspapers (including the exclusive authority to make hiring and firing decisions). The term “editorial department” as used herein shall include the news, editorial, editorial promotion and photographic functions. YPHLLC and YDPC each recognize the importance of the editorial quality of their respective Newspapers and each of them agrees to use reasonable efforts to provide editorial products for their Newspapers which are compatible with the needs of the York, Pennsylvania area newspaper market and to preserve with respect to their Newspapers a high standard of newspaper quality and journalistic excellence.
          (2) In order to equitably distribute between YPHLLC and YDPC the cost of producing the news and editorial content of the Newspapers, and in consideration of changes both in the demand for newspaper products and the various costs of producing and distributing newspaper products and in the demand for advertising, the amount of reading content, sometimes known as “news hole,” and the amount of color usage of each of the Newspapers shall be determined by the General Partner during the annual budgeting process, in consultation with YPHLLC and YDPC. The color usage and news hole allocations shall take into account relevant distinguishing characteristics of each of the Newspapers, including among other things whether one or more of the Newspapers carries supplemental products not carried in the others, historic and projected levels of advertising and editorial content, color and editorial and advertising layout practices of each Newspaper, with total usage and the allocation thereof to be determined by the General Partner. Each Newspaper may elect to publish pages in excess of their news hole and/or exceed the amount of color usage determined for such Newspapers by the Managing General Partner, provided the General Partnership has the production capacity to accommodate such excesses. However, if any of the Newspapers exceeds its budgeted news hole allocation or color usage, then any newsprint and other production costs attributable to such excess shall be borne by such Newspaper, and upon being invoiced therefor by the General Partnership, YPHLLC or YDPC, as appropriate, shall reimburse the General Partnership for such expense. If, from time to time following the determination by the General Partner of the news hole allocation, the General Partner shall require a greater news hole allocation for one or more editions of one or more of the Newspapers, the Newspapers shall have no obligation to reimburse the General Partnership for any additional expense the General Partnership may incur as a consequence thereof, and the General Partnership shall reimburse the Newspapers promptly upon being invoiced therefor for any additional expenses the Newspapers may incur as a consequence thereof.
          (3) The General Partner, independently of YDPC, shall develop standards for determining the acceptability of advertising copy for publication in York Daily Record and York Sunday News. YDPC, independently of the General Partner, shall develop standards for determining the acceptability of advertising copy for publication in The York Dispatch.
          (4) Except as provided otherwise herein, the term “Editorial Expense” as used in this JOA shall mean all costs and expenses associated with the news and editorial departments of each Newspaper, including but not limited to: (a) compensation, including payroll taxes, retirement, pension, health and death benefits, worker’s compensation insurance and group insurance of news and editorial staff; (b) severance pay of news and editorial staff; (c) travel and other expenses of news and editorial staff; (d) press association assessments and charges; (e) charges for news services and editorial wire services; (f) charges for the right to publish news and editorial features, daily or weekly comics and other editorial material of every kind and character; (g) the cost of news and editorial materials, printing, stationery, office supplies and postage for the news and editorial department; (h) donations; (i) the cost of editorial promotions; (j) telegraphic, telephone, long-distance telephone and internet access charges of the news and editorial departments; (k) charges for the purchase, rental, repair and maintenance of editorial department cameras and related photographic equipment (provided, however, that the term “Editorial Expense” shall not include any cost, charge or expense related to any camera or other equipment made available to the editorial departments of the Newspapers pursuant to Section V E of this JOA, or to any equipment that is an integral part of the production process even though located in the news and/or editorial department of a Newspaper, or related to any editorial department capital assets owned by either Newspaper); (1) the cost of liability insurance and insurance with respect to libel and right of privacy and similar hazards; and (m) the cost of any York, Pennsylvania based executive-level management of The York Dispatch. Notwithstanding the foregoing, the following shall not be included in the term “Editorial Expense” and shall be separately borne by the Newspaper which incurs them: (i) uninsured liabilities and costs other than deductibles, co-payments, and costs of defending against claims (including reasonable attorneys’ fees) relating to published or excluded material to the extent provided in Section VII B, (ii) costs for excess news hole allocation or color usage as provided in Section V H(2), (iii) costs related to material changes from present, usual or customary practices as provided in Section V H(5), (iv) any interest, indebtedness, amortization, organizational costs or other costs or expenses relating to The York Dispatch and (v) except as described in (m) above, any portion of any salaries, expenses, overhead or corporate allocation attributable to any non-York, Pennsylvania based ownership, management or supervision of The York Dispatch.
          (5) All Editorial Expense of the editorial departments of York Daily Record and York Sunday News shall be borne by YPHLLC, and all Editorial Expense of the editorial department of The York Dispatch shall be borne by YDPC; provided, however, that costs resulting from any material change by any Newspaper from its present, usual or customary practices that result in additional future newsprint, production or other costs to be incurred on the part of the General Partnership shall be borne by such Newspaper, and upon being invoiced therefor by the General Partnership, YPHLLC or YDPC, as appropriate, shall reimburse the General Partnership for such costs.
     I. Accounting Matters. The General Partner shall cause to be maintained full and accurate books of account and records showing all transactions hereunder. Such books and records shall be kept on the basis of a fiscal year ending June 30 and under the accounting methods periodically employed by YPHLLC in accordance with generally accepted accounting principles, and shall at all times be kept at the principal place of business of the General Partnership. Any changes in accounting method shall be consistent with accepted accounting principles and with changes made generally by YPHLLC. YDPC shall receive timely notice of any changes in accounting methods or principles that could materially affect its interests under this Agreement. YDPC and its respective authorized agents or representatives shall have access to and may inspect such books and records at any time and from time to time during ordinary business hours. Statements shall be rendered and settlements under this JOA shall be made on a monthly basis on the 15th day following the end of each monthly accounting period, with annual adjustments as soon as practicable at the conclusion of each year during the term of this JOA. Quarterly and annual financial statements shall be furnished by the General Partner to each of the limited partners of the Limited Partnership not later than the 30th day following the end of each quarter and the 90th day following the end of each fiscal year, summarizing in reasonable detail and fairly reflecting the transactions and the results of operations under this JOA during such period. All payments shown to be due by YDPC, YPHLLC or the General Partnership pursuant to such statements shall be paid within thirty (30) days after the delivery of the applicable statement.
     J. Distributions to Partners.
          (1) For each year of this JOA, there shall be distributed to the Class A Limited Partner of the Limited Partnership (the “Class A Limited Partner”) cash equal to One Hundred Percent (100%) of the amount actually expended or accrued by the Class A Limited Partner as a current liability in accordance with generally accepted accounting principles for Editorial Expenses for the YDPC Newspaper during such year, plus a fee to compensate YDPC appropriately for the supervisory and management services it is providing relative to the news and editorial departments of The York Dispatch (the “Management Fee”). The Management Fee to be earned by the Class A Limited Partner for the fiscal year ending June 30, 2005 and for each subsequent fiscal year shall be equal to Two Hundred Forty Thousand Dollars ($240,000), as adjusted annually to reflect the compound annual changes subsequent to June 30, 2004 in the level of the Bureau of Labor Standards Consumer Price Index, All Urban Consumer (CPI-U), U.S. City Average, All Items, or any similar index which may replace that index. The amount to be distributed to the Class A Limited Partner pursuant to this Section V J(1) in respect of each fiscal year shall be the total of the following: (a) One Hundred Percent (100%) of the budgeted amount for Editorial Expenses for the YDPC Newspapers for such fiscal year, as determined by the General Partner in accordance with Section V J(7) below and (b) the applicable Management Fee. The amount so distributable to the Class A Limited Partner, shall be net of any obligation of the Class A Limited Partner to reimburse the General Partnership for expenses paid by the General Partnership on behalf of the Class A Limited Partner or to indemnify the General Partnership pursuant to Section VII B hereof, and shall be distributed by the Limited Partnership to the Class A Limited Partner on a monthly basis.
          (2) If, for any year, with the prior written concurrence of the General Partner, YDPC makes a permanent reduction in its editorial workforce in accordance with the requirements of applicable laws, regulations and agreements, and if and to the extent the severance costs associated with such reduction are not included in YDPC’s applicable budgeted Editorial Expenses for such year determined in accordance with Section V J(7) below, then (a) in addition to the cash amounts described in subsection (1) above, there shall be distributed to the Class A Limited Partner in cash an amount equal to that portion of such severance costs that is reasonable and required to be incurred for such year pursuant to applicable laws, regulations or agreements, and that in any event does not exceed the costs YPHLLC would have incurred if YPHLLC had made corresponding reductions.
          (3) All of the distributions described in subsection (1) above shall be made on a monthly basis, on or before the 1st day of each month, in increments of 1/12 of the applicable budgeted amount determined by the General Partner, subject to adjustment by the

General Partner at the end of each year, so that such aggregate distributions for the year are in such amounts as the General Partner shall determine (based on such records and evidence as the General Partner may request from the Class A Limited Partner) are equal to 100% of the amounts expended or accrued by the Class A Limited Partner for such year as provided in Section V J(7) plus the applicable Management Fee, but no greater than 100% of the budgeted Editorial Expenses of The York Dispatch for such year plus the applicable Management Fee. All of the distributions described in subsection (2) above shall also be made on a monthly basis and shall be in such amounts as the General Partner shall determine (based on such records and evidence as the General Partner may request from the Class A Limited Partner) are equal to the amounts expended or accrued by the Class A Limited Partner for such period within the applicable budget amounts, with such subsequent adjustment as may be appropriate. The Limited Partnership shall timely make all distributions to or for the benefit of the Class A Limited Partner provided for in this Agreement on or before the dates provided herein, regardless of whether the Limited Partnership shall receive distributions from the General Partnership to fund those distributions on a timely basis.
          (4) Except for the foregoing distributions to be made to the Class A Limited Partner, and except for such cash as the General Partner may from time to time determine is necessary or desirable to retain in the General Partnership for working capital purposes, and subject to any applicable contractual restrictions under any General Partnership’s financing arrangements all remaining cash (including without limitation the proceeds from any sale or disposition of General Partnership capital assets) shall be distributed to the General Partner and the Class B Limited Partner of the Limited Partnership in proportion to their Percentage Interests (as defined in the Limited Partnership Agreement). Such distributions shall be made from time to time as determined by the General Partner, but no such distributions shall be made at any time when the Limited Partnership is not current in making the distributions to the Class A Limited Partner described in Section V J(1) through (3) hereof.
          (5) Pending the distributions contemplated by this Section V J, the General Partner shall be authorized to manage the General Partnership’s cash pursuant to the corporate-wide policies of MediaNews Group, Inc.
          (6) All income, gain, profits, losses, and expenses of the General Partnership shall be allocated between the Limited Partnership and YNHLC in proportion to the cash distributed to them pursuant to this Section V J.
          (7) For each fiscal year of this JOA, the budgeted Editorial Expenses for The York Dispatch shall be an amount determined by the General Partner after one or more meetings with YDPC during which the actual experiences of YDPC with respect to Editorial Expenses during the prior fiscal year, and any necessary or desirable adjustments to the budget for Editorial Expenses for The York Dispatch which the General Partner deems appropriate, are discussed by YDPC and the General Partner and considered by the General Partner in good faith. A budget for the Editorial Expenses of The York Dispatch for each fiscal year of this JOA shall be established by the General Partner not less frequently than annually, provided that any Editorial Expense budget may be adjusted by the General Partner from time to time during the course of a fiscal year of this JOA after consultation with YDPC to take appropriate account of developments in products or technologies, material changes in The York Dispatch’s editorial workforce, or other material changes which may occur relative to The York Dispatch’s operations or circulation in any given year. Subject to the foregoing, in determining annual budgets for Editorial Expenses of The York Dispatch for fiscal years subsequent to the fiscal year ending June 30, 2005, (a) the compensation and benefit components of The York Dispatch’s budgets shall be adjusted annually from the prior fiscal year’s budget to reflect changes comparable to the changes from the previous fiscal year in York Daily Record’s compensation and benefits for news and editorial staff, (b) those portions of The York Dispatch’s budgets attributable to wire services, comics and other features shall for each fiscal year reflect the actual costs for the applicable fiscal year of wire services, comics and features comparable to those utilized during the fiscal year ending June 30, 2005 in The York Dispatch, and (c) the remaining portions of The York Dispatch’s budgets shall be adjusted annually to reflect changes subsequent to June 30, 2004 in the U.S. All Items Consumer Price Index for All Urban Consumers, unless, in its reasonable judgment the General Partner determines such adjustments are not appropriate and no such adjustment is made with respect to the York Daily Record. Notwithstanding any other provision of this Agreement or the Partnership Agreement, for the first five full fiscal years following the effective date of this Agreement, the budgeted Editorial Expenses for The York Dispatch will not be less than the budgeted amount for such expenses established for the fiscal year ending June 30, 2005 of Two Million Sixty-Five Thousand Twenty-Two Dollars ($2,065,022) (the “Base Editorial Expenses Budget”) as such Base Editorial Expenses Budget amount shall be adjusted from June 30, 2004 for changes in the U.S. All Items Consumer Price Index for All Urban Consumers from and after such date, unless the General Partnership experiences a material decline in net income from the level achieved in the fiscal year ending June 30, 2005, as determined in accordance with generally accepted accounting principles, consistently applied.
VI. TERMINATION
     A. Default. If YPHLLC or YDPC defaults by failing to make any payment hereunder when due or by otherwise failing to fulfill in any material respect any of its obligations under this JOA and the party in default does not correct its default within ninety (90) days after receipt from the other of written notice specifying the default, then the non-defaulting party may, at its election, terminate this JOA upon ninety (90) days’ prior written notice.
     B. Action After Termination.
          (1) It is understood that, as soon as practicable after the termination of this JOA by lapse of time or otherwise, the Limited Partnership shall, subject to the prior satisfaction of the claims of all creditors, and subject to subsections (4) and (5) below distribute to the Class A Limited Partner (a) The York Dispatch masthead, (b) The York Dispatch advertiser and subscriber lists (subject to such dispositions, additions or substitutions relating thereto which may have occurred in the ordinary course of the operations of the Limited Partnership or the General Partnership subsequent to the formation of the Limited Partnership) including, in particular, any and all lists of advertisers in and subscribers to The York Dispatch, (c) all contracts with such subscribers relating to The York Dispatch, (d) all executory contracts for the purchase of advertising in The York Dispatch and (e) all of the membership interests of York Dispatch, LLC (the entity which employs the editorial staff of The York Dispatch).
          (2) Upon the termination of this JOA by lapse of time or otherwise, the General Partnership shall dissolve and shall distribute its assets as follows:
          (a) That portion of any distributions to which the Limited Partnership may be entitled but which has not yet been distributed for the period up to the date of termination pursuant to Section V J(1) through (3) hereof, shall be distributed to the Limited Partnership.
          (b) All other assets of the General Partnership shall be distributed to YNHLC and the Limited Partnership in proportion to their respective general partnership interest in the General Partnership.

          (3) A partial accounting and partial settlement under this JOA shall be made as promptly as practicable and a final accounting and final settlement shall be made not later than the 30th day of September of the year following the end of the fiscal year in which this JOA is terminated.
          (4) Concurrent with the distribution of any assets by the Limited Partnership to the Class A Limited Partner, the Class A Limited Partner shall reimburse the Limited Partnership for the amount of the fair market value of the assets distributed by the Limited Partnership to the Class A Limited Partner. In addition, the Class A Limited Partner shall assume any liability for publication related to executory contracts for advertising in The York Dispatch which are distributed to the Class A Limited Partner. In determining the fair market value of the assets distributed by the Limited Partnership to the Class A Limited Partner, the General Partner and the Class A Limited Partner, or the investment banking firm or appraisers selected to determine the fair market value of such assets, as the case may be, shall assume that the fair market value of such assets is the cash price at which such assets would change hands between a willing buyer and a willing seller (neither acting under compulsion) in an arms-length transaction, on terms and subject to conditions and costs applicable in the newspaper publishing industry. In the event the General Partner and the Class A Limited Partner are unable to agree on the fair market value of any such assets within 20 days, the fair market value of such assets shall be determined within 60 days thereafter by a nationally recognized investment banking firm or nationally recognized qualified appraisal firm mutually selected by the General Partner and the Class A Limited Partner. If the General Partner and the Class A Limited Partner cannot agree on the selection of an investment banking firm or appraisal firm to determine the fair market value of such assets, each of the General Partner and the Class A Limited Partner shall select a firm.

The firms selected by the General Partner and the Class A Limited Partner shall then select a third firm who will determine the fair market value of such assets within 60 days of being retained. Such firm’s determination shall be conclusive and binding on each of the partners of the Limited Partnership. Each of the General Partner and the Class A Limited Partner shall pay one-half of the expenses of the selected firm. If the firm is only able to provide a range in which the fair market value of such assets would exist, the fair market value of such assets shall be the average value of the highest and lowest values of such range. Notwithstanding the foregoing, the Class A Limited Partner shall have the option, either before or after the determination of the value of the assets, to waive its right to receive such assets and to, therefore, be relieved of all of its obligation to pay the value of such assets or any portion thereof. In such event, the Class A Limited Partner shall have no further right or obligation with respect to such assets or the JOA, and the Limited Partnership shall have the right, subject to all applicable provisions of the Newspaper Preservation Act, 15 U.S.C. § § 1801 et seq., to utilize or dispose of such assets as it chooses.
          (5) For the 10 year period following the expiration or termination of this JOA, the General Partner may, subject to compliance with all applicable requirements of the Newspaper Preservation Act, if any, and all other applicable laws, exercise a right of first refusal with respect to any offer to acquire any of the assets described in Section VI B(1), or any offer that would effectuate a transfer of control of such assets, whether directly by an asset transfer or indirectly by a transfer of control of the Class A Limited Partner (by a stock transfer, merger or other transaction or series of transactions) to an entity not owned or controlled by Philip F. Buckner. If the Class A Limited Partner desires to transfer such assets in any manner, it shall provide the General Partner with written notice (the “Offer Notice”) of a bona fide written offer

(the “Transferee Offer”) from the proposed transferee, which Offer Notice shall contain a copy of the written and signed Transferee Offer and shall state a cash price and all the other material terms and conditions of the Transferee Offer. The General Partner may give written notice of its intention to exercise its right of first refusal at any time within 30 days after the receipt of the Offer Notice.  If the General Partner exercises its right of first refusal, it (or its designee) shall acquire such assets on substantially the same terms and conditions as the Transferee Offer, subject to compliance with all applicable requirements of the Newspaper Preservation Act, if any, and all other applicable laws.  If, despite using their commercially reasonable efforts, the parties are not able to close the transaction within 120 days after the receipt of the Offer Notice, the Class A Limited Partner may close the transfer with the proposed transferee at any time within 90 days after the end of such 120-day period, provided that such transfer shall be made on terms and conditions no less favorable to the Class A Limited Partner than the terms and conditions contained in the Transferee Offer.  In the event neither the transfer to the General Partner nor the proposed transferee is closed within the applicable time period, any subsequent proposed transfer by the Class A Limited Partner shall be subject to all of the conditions and restrictions of this section.
VII. MISCELLANEOUS PROVISIONS
     A. Certain Liabilities; Force Majeure. Except as otherwise provided in this JOA, no party shall be charged with or held responsible for any contract, debt, claim, demand, damage, suit, action, obligation or liability arising by reason of any act or omission on the part of any other party, and no party shall be liable to any other for any failure or delay in performance under this JOA occasioned by war, riot, act of God or the public enemy, strike, labor dispute, shortage of any supplies, failure of supplier or workmen, or any cause beyond the control of the party required to perform, and such failure or delay shall not be considered a default hereunder.
     B. Liabilities for Published or Excluded Material. The General Partnership shall obtain insurance to insure each of the Newspapers against liability for libel and right of privacy in such amount as it deems appropriate, with the premiums for such insurance being an Editorial Expense as provided in Section V H(4). The cost of any deductible or co-payment and the costs of defending against any claim, including attorneys’ fees, shall not be Editorial Expense but shall be paid for in full by the General Partnership, without charge back to or against YDPC. However, the entire cost and expense of paying and discharging any liability or other claim in excess of the coverage limits of the libel insurance obtained by the General Partnership for York Daily Record and York Sunday News on account of anything published in or excluded from York Daily Record or York Sunday News, or arising by reason of anything done or omitted to be done by the editorial departments thereof, shall be borne by YPHLLC; and any similar cost and expense on account of anything published in or excluded from The York Dispatch, or arising by reason of anything done or omitted to be done by the editorial department of that Newspaper, shall be borne by YDPC. YPHLLC and YDPC each agree to indemnify and hold the other party, the General Partnership and the Limited Partnership harmless against any cost, expense or liability which such other party, the General Partnership or the Limited Partnership may suffer or incur as a result of any such action or inaction for which the indemnifying party is responsible as provided above.
     C. Contravention of Law. Nothing contained in this JOA shall be construed to permit any party acting jointly or by unified action to engage in any predatory pricing, predatory practice or any other conduct which would be unlawful under any antitrust law as engaged in by any single entity. The parties hereto further mutually agree that if any part or provision of this JOA shall hereafter become, or be determined by action in any proper court to be, in contravention of law, this JOA shall not thereby be considered or adjudged to be a nullity, but that all parties shall, and each hereby agrees, immediately to take, or authorize such action to be taken, to reform this JOA, or to modify, alter or supplement any of its provisions, as may be necessary to permit the intention and purpose of the parties hereto to be properly and lawfully carried out.
     D. Further Assurances. From time to time on and after the date hereof, each of the parties hereto will execute all such instruments and take all such actions as the other party shall reasonably request in connection with carrying out and effectuating the intention and purpose hereof and all transactions and things contemplated by this JOA, including, without limitation, the execution and delivery of any and all confirmatory and other instruments and the taking of any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated thereby.
     E. Assignments and Transfers.
          (1) YDPC may sell, assign or transfer all, but not less than all, of its rights and interests under this JOA concurrently with its transfer of all of its rights pertaining to the General Partnership, the Limited Partnership and the Newspapers to any person who YDPC determines, in good faith, subject to the General Partner’s reasonable concurrence therein, has the ability, skills and resources necessary to adequately perform all of the obligations of YDPC under and pursuant to this JOA. Except as provided in the immediately preceding sentence, YDPC may not sell, assign or transfer any of its rights or interests under this JOA or pertaining to the General Partnership or the Limited Partnership or the Newspapers to any person without the prior written consent of the General Partner, which shall not be unreasonably withheld. The transfer of a controlling interest in the membership interests of YDPC shall be considered a transfer for purposes of this Subsection E(1).
     (2) YPHLLC, Limited Partnership, YNHLC and the General Partnership may, without the consent of YDPC, sell, assign or transfer (any or all of the forgoing, a “Transfer”) a part or all or substantially all of the assets of York Daily Record and York Sunday News as a going concern to any person and assign a part or all of their rights and obligations under this JOA to the purchaser thereof, or Transfer part or all of their direct or indirect interests in the Limited Partnership, YNHLC and the General Partnership to any person. In the event YPHLLC, the Limited Partnership, YNHLC and/or the General Partnership Transfer all or substantially all of the assets of York Daily Record and York Sunday News as a going concern to any person, or Transfer part or all of their direct or indirect interests in the Limited Partnership and the General Partnership to any person, concurrently with such Transfer (1) except in the case of a Transfer to an affiliate of YPHLLC that has assumed all of the obligations of the assignors pursuant to this JOA, the General Partnership shall make all such distributions (if any) as are required to have been made to the Limited Partnership on or prior to the date of such sale, assignment or transfer pursuant to Section V J(1) through (3) hereof that have not been previously made and (2) the assignors shall cause the assignees to assume (in the case of an assets sale) all of the obligations of the assignors pursuant to this JOA. In the event YPHLLC, the Limited Partnership, YNHLC or the General Partnership engages in an assets sale contemplated by this Section VII E, they shall, effective on the closing thereof, be released and discharged from any further liability under this JOA. No consent of YDPC shall be required for any pledge or hypothecation by YPHLLC, the Limited Partnership, YNHLC or the General Partnership of their rights under this

Agreement or their direct or indirect interests in the Limited Partnership, YNHLC and the General Partnership, or by the Limited Partnership or the General Partnership of its assets, or a transfer of such interests and rights pursuant to any foreclosure action or any transfer in lieu of foreclosure.
     F. Entire Agreement. This document amends and restates the JOA in its entirety.
     G. Notices. All notices, requests, demands, claims and other communications which may or are to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery, facsimile or by certified or special express mail or recognized overnight delivery service, first class postage prepaid, or when delivered to such delivery service, charges prepaid, return receipt requested, and shall be deemed to have been given or made when personally received by the addressee, addressed as follows:
          (1) If to YPHLLC, YNHLC, the Limited Partnership or the General Partnership, to:
MediaNews Group, Inc.
100 W. Colfax Avenue, Suite 1100
Denver, CO 80202
Attn: Joseph J. Lodovic, IV President
Facsimile: (303) 954-6320
With a copy to:
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Attn: James Modlin, Esq.
Facsimile: (212) 422-4726
or such other addresses as such parties may from time to time designate.

          (2) If to YDPC, to:
York Dispatch Publishing Company, LLC
2101 Fourth Avenue, Suite 1870
Seattle, Washington 98121-2345
Attn: Philip F. Buckner
Facsimile: (206) 727-6397
With a copy to:
Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101-3045
Attn: Greg F. Adams, Esq.
Facsimile: (206) 757-7000
or such other addresses as YDPC may from time to time designate.
     H. Announcements/Disclosures. The parties agree that, except as required by law, and then only upon the maximum advance notice to the other parties which is practicable under the circumstances, they will make no public announcement concerning this JOA and the transactions contemplated hereby prior to the first mutually agreed upon announcement thereof without the consent of the other parties as to the form, content, and timing of such announcement or announcements.
     I. Headings. Titles, captions or headings contained in this JOA are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this JOA or the intent of any provisions hereof.
     J. Governing Law. This JOA shall be construed and enforced in accordance with the internal laws of the State of Pennsylvania.
     K. Modifications. This JOA shall be amended only by an agreement in writing and signed by the party against whom enforcement of any waiver, modification or discharge is sought (subject to any applicable contractual restrictions under the General Partnership’s financing arrangements).

     L. Specific Performance. In addition to any other remedies the parties may have, each party shall have the right to enforce the provisions of this JOA through injunctive relief or by a decree or decrees of specific performance.
     M. No Third Party Beneficiaries. Nothing in this JOA, express or implied, shall give to anyone other than the parties hereto (and the parties entitled to indemnification hereunder) and their respective permitted successors and assigns any benefit, or any legal or equitable right, remedy or claim, under or in respect of this JOA.
     N. Nature of Relationship. Nothing contained in this JOA shall constitute the parties hereto as alter egos or joint employers or as having any relationship other than as specifically provided herein and in any other agreement to which they are subject. YPHLLC and YDPC each will retain and be responsible for (and will indemnify the other parties, the General Partnership and the Limited Partnership against) all of their respective debts, obligations, liabilities, and commitments which have not been expressly assumed by the General Partnership pursuant to this JOA or the Limited Partnership, or for which the General Partnership was not already liable under this JOA prior to this amendment and restatement thereof.
     O. Survival. The expiration or termination of this JOA shall not abrogate the rights and obligations of the parties under Section VI B(5) or Section VII (B) or any other provision of this JOA that contemplates actions to be taken after the expiration or termination of this JOA.
     P. Execution by YDPC. The Person executing this JOA on behalf of YDPC shall not be subject to any personal liability or obligation under or pursuant to this JOA or with respect to the Limited Partnership or the Limited Partnership Agreement.

     IN WITNESS WHEREOF, the parties hereto have each caused this Second Amended and Restated Joint Operating Agreement to be duly executed by their respective officers duly authorized.

YORK PARTNERSHIP HOLDINGS, LLC

By:

Name:
Title:

YORK DISPATCH PUBLISHING COMPANY, LLC

By:

Name: Philip F. Buckner
Title: President

THE YORK NEWSPAPER COMPANY

By:	York Newspapers Holdings, L.P., its Managing General Partner

By:	Northwest New Mexico Publishing Company its Managing General Partner

By:

Name:
Title:

YORK NEWSPAPERS HOLDINGS, L.P.

By:	Northwest New Mexico Publishing Company
its Managing General Partner

By:

Name:
Title:
[Joint Operating Agreement]